Exhibit 10.12

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”), effective as of January 2, 2018 (“Effective Date”), is executed by SELLAS Life Sciences Group Inc. (together with its affiliates, hereinafter collectively “Company”), a corporation with a place of business at 315 Madison Avenue, 4th Floor, New York, NY 10017, and Thomas J. Knapp, Esq. with an address at 7116 Darby Road, Bethesda MD 20817 (“Consultant”) to record their following agreement:

1.    Term. Unless otherwise stated, each party’s liabilities and obligations under this Agreement shall be limited to the “Term” of this Agreement. “Term” means the following: The period of Consultant’s engagement by the Company pursuant to this Agreement, which shall begin on the Effective Date and end on February 28, 2018 (“End Date”), unless extended by mutual written agreement (email sufficient) at least five (5) days prior to the End Date. Except as otherwise expressly provided in this Agreement, neither Company nor Consultant shall have any liability or obligation under this Agreement after it is terminated.

2.    Consultancy. Company engages Consultant, and this Consultant shall serve, in a consultative and advisory capacity to the Company and to render to the Company the following services: Legal transition services arising from the merger of Galena Biopharma, Inc. with SELLAS Life Sciences Group, including specifically but without limitation litigation, finance, investigation, and regulatory liaison matters, transition of outside counsel contacts, and related legal services (the “Services”). Consultant’s principal contact at the Company shall be Angelos Stergiou, M.D., CEO and/or his designee. In addition to Consultant, Company may engage other individuals to serve as a consultant.

3.    Remuneration. Consultant’s sole remuneration for the Services shall consist of the following, and in no way shall Consultant be entitled to any compensation upon the termination of this Agreement or his engagement under it, except as stated in this Agreement:

Company shall pay Consultant a Consulting Fee in the amount of $22,500.00 per month for Services rendered in connection with the Agreement payable by wire transfer on the last business day of each month (“Payment Date”) beginning with January 31, 2018. Consultant shall provide the Company wire instructions within 5 business days of the Payment Date.

This agreement constitutes a contract for the provision of services and not a contract of employment and accordingly the Consultant shall be fully responsible for and shall indemnify the Company for and in respect of any income tax and/or social security contributions and any other liability, deduction, contribution, assessment or claim arising from or made in connection with the performance of the Services, where the recovery is not prohibited by law. The Consultant shall further indemnify the Company against all reasonable costs, expenses and any penalty, fine or interest incurred or payable by the Company in connection with or in consequence of any such liability, deduction, contribution, assessment or claim.

4.    Business Expenses. Company shall fully reimburse Consultant (or may purchase in advance, upon arrangement with Consultant) for all actual travel, lodging, and other out-of-pocket expenses that are incurred by Consultant at the Company’s written request in the good faith performance of Services under this Agreement and which are both reasonable in amount and ordinary and necessary to the Company’s business, in accordance with Company’s expense reimbursement policies, practices, and procedures.

5.    Death or Disability of Consultant. If Consultant dies, his/her engagement with Company will terminate immediately, and Company’s compensation obligations to Consultant under this Agreement will cease as of the date of his/her death, except that the Company shall pay to Consultant’s heir or estate any and all earned but unpaid fees that are owed to Consultant through the date of his/her death. If Consultant suffers a disability while engaged by the Company (whether total or partial, temporary or permanent), Company’s compensation obligations to Consultant under this Agreement will cease for the period of Consultant’s disability, regardless of whether Company terminates Consultant’s engagement, except that the Company shall pay to Consultant any and all earned but unpaid salary that is owed to Consultant through the date of his/her disability.

6.    No Conflicting Restrictions. Consultant represents and warrants to the Company that Consultant is not a party to any restrictive covenant limiting Consultant’s right to work or perform services for Company.

7.    Confidential Information. All documents, software, reports, data, records, forms, and other materials provided to Consultant by Company in the course of performing any Services are the proprietary, confidential and trade secret information of Company. The Consultant will deliver to Company all such materials obtained from Company and all copies thereof when Company requests the same, and immediately upon termination of this Agreement. This paragraph shall survive the cancellation, expiration, or termination of this agreement.

8.    Relationship Between Parties. Consultant shall perform the obligations and responsibilities of Consultant under this Agreement as an independent contractor. Consultant shall render the Services according to Consultant’s own means and methods of work, which will be in the exclusive charge and control of Consultant and not subject to control or supervision by the Company. Company is interested only in the results of the Services. Consultant is not an employee of the Company, and no agent, employee, or independent contractor of Consultant is, will be, or will be considered to be, an agent, employee, or independent contractor of the Company.

Neither Consultant nor any agent, employee, or independent contractor of Consultant will have any authority to assume or create any obligation of any kind in the name or on behalf of the Company. The Services shall be rendered at the sole risk of Consultant. Consultant will be entirely responsible for his acts and for the acts of his agents, employees, and representatives in connection with this Agreement.

9.    Legal Matters. The validity, enforcement, construction, and interpretation of this Agreement are governed by the laws of the State of New York and the federal laws of the United States of America, excluding the laws of those jurisdictions pertaining to resolution of conflicts with laws of other jurisdictions.

10.    Assignment; Successors; Third Party Beneficiaries.    Consultant shall not assign her rights or delegate any of her obligations under this Agreement, and any attempted assignment or delegation by Consultant will be invalid and ineffective against Company and its affiliates. Company may assign its rights under this Agreement without Consultant’s consent to any affiliate or any assignee or successor in interest of its business, whether pursuant to a sale, merger, sublease, assignment of lease, or sale or exchange of all or substantially all the assets or outstanding stock of the Company. This Agreement is binding on, and inures to the benefit of Company’s authorized assignees and successors in interest. After an assignment of the Company’s rights under this Agreement, (a) every reference in this Agreement to “Company” will include the assignee and, (b) if the assignee expressly assumes in writing or by operation of law all the liabilities of the assignor generally or under this Agreement specifically, the assignor will be released from all its obligations to Consultant under this Agreement.

11.    Waiver; Modification; Severability; Survival. A waiver, discharge, amendment, or modification of this Agreement will be valid and effective only if evidenced by a writing that is signed by or on behalf of both the Consultant and Company. Whenever possible, each provision of this Agreement should be construed and interpreted so that it is valid and enforceable under applicable law. If a court determines that a provision of this Agreement is unenforceable, that provision will be deemed separable from the remaining provisions of this Agreement and will not affect the validity, interpretation, or effect of the other provisions of this Agreement or the application of that provision to other circumstances to which it is enforceable.

12.    Notices. Except as otherwise expressly stated, every notice, demand, consent, or other communication required or permitted under this Agreement will be valid only if it is in writing (whether or not this Agreement expressly states that it must be in writing) and delivered personally or by electronic mail, telecopy, commercial courier, or first-class, postage-prepaid, United States mail (whether or not certified or registered, and regardless of whether a return receipt is requested or received by the sender), and addressed, if to the Company, to the address listed underneath its signature to this Agreement; and, if to Consultant, to the address listed underneath his signature to this Agreement.

13.    Assignment of Inventions. Consultant hereby irrevocably and unconditionally assigns, and agrees to assign, to SELLAS, its successors, assigns, or designee(s), the entire right, title and interest of Consultant, including without limitation, all IP Rights in and to all inventions, improvements or other IP created by Consultant (a “Development”), solely or jointly, during the term of Consultant’s business relationship with Company. Such assignment shall be effective upon creation of the IP. Consultant acknowledges that all copyrightable materials developed or produced by Consultant within the scope of Consultant’s employment by the Company also constitute works made for hire, as that term is defined in the United States Copyright Act of 17 U.S.C. §101, and for avoidance of doubt, hereby assigns to SELLAS, its successors, assigns, or designee(s), the entire right, title and interest of Consultant all copyright rights with respect thereto. Consultant shall bear the burden to prove that any Development did not arise out of an activity included within the scope of this Agreement. Consultant hereby waives in favor of Company any and all artist’s or moral rights (including without limitation, all rights of integrity and attribution) he/she may have pursuant to any state or federal laws of the United States in respect of any Development and all similar rights under the laws of all other jurisdictions.

Upon request by the Company, Consultant will assist the Company or its designee (at the Company’s expense) during and at any time subsequent to Consultant’s performance of services for the Company, in every reasonable way to develop, preserve, or extend the Company’s rights relating to any Developments and to permit the Company or its designee to file and prosecute patent applications and, as to copyrightable material, to obtain copyright registrations thereof. Such assistance includes Consultant’s execution and delivery to the Company or its designee such formal transfers and assignments and such other papers and documents, giving such testimony, and otherwise performing such lawful acts, as may be deemed necessary or required of Consultant by the Company or its designee. Consultant hereby appoints the Company as Consultant’s attorney-in-fact to execute on Consultant’s behalf any assignments or other documents deemed necessary by the Company to protect or perfect its rights to any Development. The Consultant’s obligations to the Company under the provisions of this section shall survive termination of this Agreement.

14.    Counterparts; Effective Date. The parties may execute this Agreement by facsimile and in counterparts. Each executed counterpart of this Agreement will constitute an original document, and all executed counterparts, together, will constitute the same agreement. This Agreement will become effective, as of its stated date of execution, when both Consultant and Company sign it.

15.    Complete Agreement. The headings of the sections of this Agreement are solely for convenient reference and neither constitutes a part of this Agreement nor affect its meaning, interpretation, or effect. This Agreement records the entire understanding of Consultant and Company with respect to the terms of this Agreement and the restrictions stated in it and supersedes any previous or contemporaneous agreement, representation, or understanding, oral or written, by either of them.

The foregoing Consulting Agreement is executed as of the date first above written.

SELLAS Life Sciences Group Inc.

By:	/s/ Angelos Stergiou

Name: Title:	Angelos Stergiou, M.D. Chief Executive Officer 315 Madison Avenue, 4th Floor New York, NY 10017

CONSULTANT

/s/ Thomas J. Knapp
Name: Thomas J. Knapp, Esq. Email Address: thomas.j.knapp@gmail.com

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